UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 27, 2011 (September 14, 2011)

SMTC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

635 Hood Road
Markham, Ontario, Canada L3R 4N6
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (905) 479-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On September 14, 2011, the Board of Directors approved and executed the compensation arrangements for the Co-Presidents and Co-Chief Executive Officers, Alex Walker and Claude Germain.  Mr. Walker also serves on the Company’s Board of Directors.

Prior to joining SMTC in 2008, Mr. Walker served as President of Ecosystem, an engineering design-build firm dedicated to commercial energy efficiency and green/clean power generation projecets, and as Managing Partner for Rouge River Capital, a merchant bank focused on midmarket industrial and supply chain businesses. Mr. Walker holds a Bachelor of Mechanical Engineering from Queen’s University and a Master’s in Business Administration from the University of Chicago.  Mr. Walker is 45.

Prior to SMTC, Mr. Germain was EVP / COO of Schenker of Canada Ltd., one of Canada’s largest transportation and logistics companies. As a former  management consultant specializing in manufacturing and distribution for The Boston Consulting Group, Mr. Germain has extensive experience in global supply chain management and manufacturing. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University. Mr. Germain is 44.

Base compensation for each of Mr. Walker and Mr. Germain was established at an annual salary of $260,000, payable in equal installments every two weeks. Mr. Walker and Mr. Germain will each be eligible to receive a short-term bonus award, and up to 350,000 stock options at a strike price of the higher of $3.20 or fair market value at time of issue, in the sole discretion of the board and in accordance with the Corporation’s 2010 Incentive Plan, established by the Board. The respective Employment Agreements and Incentive Plan Agreements are filed as exhibits to this 8-K.

The compensation arrangements for Mr. Walker outlined above includes compensation for both the Co-Chief Executive Officer and the Board of Directors; no further director fees will be paid or accrued.

Item 9.01 Financial Statements and Exhibits

10.1	Alex Walker Employment Agreement dated on September 14, 2011.

10.2	Alex Walker Incentive Plan Agreement dated on September 14, 2011.

10.3	Claude Germain Employment Agreement dated on September 14, 2011.

10.4	Claude Germain Incentive Plan Agreement dated on September 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2011	SMTC CORPORATION

	By:	/S/ JANE TODD
	Name:	Jane Todd
	Title:	Chief Financial Officer